Exhibit 10.1



FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

      THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is dated as of the 30th day of April, 2001 by and among SOLDER STATION-ONE, INC., a California corporation ("Solder Station"), and SS Acquisition Corporation, a California corporation ("SSA") (together, Solder Station and SSA are referred to herein as "Borrower"; all references to Borrower shall mean each of them, jointly and severally, individually and collectively, and the successors and assigns of each); and LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("Bank").

      W I T N E S S E T H:

      WHEREAS, Bank and Borrower entered into that certain Loan and Security Agreement dated as of April 10, 1998 (the "Agreement"), and now desire to amend the Agreement to, among other things, extend certain maturity dates with respect to the Loans and modify certain financial covenants, as further set forth in this Amendment.

      NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

   1. Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement to the extent not inconsistent with this Amendment is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.
   2. Amendment of the Agreement.  The Agreement is hereby amended as follows:
      (a) Any and all references to the Agreement shall be deemed to refer to and include this Amendment, as the same may be further amended, modified or supplemented from time to time.
      (b) Any and all references to "Term Credit Commitment," "Term Loan" and "Term Note" shall be deemed deleted in their entirety.
      (c) The definition of the term "Maturity Date" in Paragraph 1.1 is hereby amended and restated to read in its entirety as follows:
        "Maturity Date" means (a) in the case of the Revolving Credit Commitment, May 31, 2002 and (b) in the case of the Acquisition Credit Commitment, April 30, 2003.

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      (d)  The definition of the term "Revolving Note" in Paragraph 1.1 is hereby amended and restated to read in its entirety as follows:
        "Revolving Note" means that certain Substitute Revolving Note dated as of April 10, 1998 in the original maximum principal amount available of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), as amended by that certain Allonge to Revolving Note dated as of April 30, 2001, as the same may be further amended, modified or supplemented from time to time, together with any renewals thereof or exchanges or substitutes therefor.

      (e) The following sentence is hereby added to the end of Paragraph 5.11 as follows:
        The Unused Portion Fee shall be computed for the actual number of days elapsed on the basis of a 360 day year.

      (f) Paragraph 11.2(f)(i) is hereby amended and restated to read in its entirety as follows:
        (i) Maintain a Net Worth (measured as of the end of each calendar year) of not less than Four Million Dollars ($4,000,000), determined in accordance with GAAP, which amount shall increase by Five Hundred Thousand Dollars ($500,000) on January 1, 2002 and Five Hundred Thousand Dollars ($500,000) as of January 1 of each year thereafter.

      (g)  Paragraph 11.2(f)(iv) shall be deemed deleted in its entirety.
   3. Closing Documents and Requirements. All the documents on Exhibit A hereto shall be delivered concurrently with this Amendment, each in form and substance satisfactory to Bank.
   4. Representations and Warranties; No Event of Default. The representations, warranties and covenants set forth in Paragraph 11 of the Agreement are deemed remade as of the date hereof and each Borrower represents that such representations, warranties and covenants are true and correct as of the date hereof. No Event of Default exists nor does there exist any event or condition which with notice, lapse of time and/or the consummation of the transactions contemplated hereby would constitute an Event of Default.
   5. Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by Bank in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents executed and delivered in connection with the transactions described herein (including the filing or recording thereof), including, but not limited to, the fees and expenses of counsel for the Bank and any future amendments to the Agreement.
   6. Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.
   7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. [SIGNATURE PAGES FOLLOW]



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First Amendment to Loan

      and Security Agreement Signature Page

      IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first above written.

SS ACQUISITION CORPORATION

   By:

   Its:

SOLDER STATION-ONE, INC.

   By:

   Its:

LASALLE BANK NATIONAL ASSOCIATION

      By:

      Its:



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EXHIBIT A

Amendment Documents

1. First Amendment to Loan and Security Agreement (the "Amendment");
2. Allonge to Revolving Note; and
3. Certificate of Secretary of each Borrower certifying to and attaching resolutions approving the Amendment and the transactions contemplated thereby and the incumbency of each Borrower.


















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